EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995



(In thousands, except earnings per share)       Primary           Fully Diluted
                                                Earnings             Earnings
                                               Per Share             Per Share
                                              ----------            ----------
1996

Net Income applicable to common stock              $551                  551

Average number of shares outstanding              4,072                4,072
Average stock option shares                         229                  239
                                            -----------           ----------

    Shares for earnings calculation               4,301                4,311

Net income per share                              $0.13                 0.13
                                            ===========           ==========



1995

Net Income applicable to common stock              $538                  538

Average number of shares outstanding              3,423                3,423
Average stock option shares                         385                  385
                                            -----------           ----------

    Shares for earnings calculation               3,860                3,925

Net income per share                              $0.14                 0.14
                                            ===========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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                                                                     EXHIBIT 11


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995



(In thousands, except earnings per share)      Primary            Fully Diluted
                                               Earnings             Earnings
                                              Per Share             Per Share
                                              ----------           ----------
1996

Net Income applicable to common stock            $1,388                1,388

Average number of shares outstanding              4,013                4,013
Average stock option shares                         246                  316
                                              ---------           ----------

    Shares for earnings calculation               4,259                4,329

Net income per share                              $0.33                 0.32
                                              =========           ==========



1995

Net Income applicable to common stock            $1,196                1,196

Average number of shares outstanding              3,384                3,384
Average stock option shares                         343                  380
                                               --------           ----------

    Shares for earnings calculation               3,722                3,848

Net income per share                              $0.32                 0.31
                                               ========           ==========




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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